UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2020

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

395 W. Passaic Street

Rochelle Park, New Jersey 07662

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (703) 433-6300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ORBC	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement and Security Agreement

On December 2, 2020, ORBCOMM Inc. (the “Company”) and certain of its subsidiaries (the “Guarantors”) entered into a senior secured Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent and collateral agent, and with the other lenders party thereto.

The Credit Agreement provides a senior revolving credit facility in an aggregate amount of up to $50,000,000 (the “Revolving Facility”) and a senior term loan facility in the aggregate amount of $200,000,000 (the “Term Facility” and together with the Revolving Facility, collectively the “Facilities”).

The proceeds of the Facilities will be used for working capital and general corporate purposes of the Company and its subsidiaries and to refinance and redeem the Company’s $220,000,000 of outstanding 8.0% Senior Secured Notes due 2024 (CUSIP Nos.: 68555P AA8 (144A) and U6834M AA5 (Regulation S)) (the “Securities”), on December 2, 2020 (the “Closing Date”), at a price equal to (a) 104% of the principal amount of Securities being redeemed plus (b) accrued and unpaid interest to, the Closing Date.  On the Closing Date, the Company borrowed $20,000,000 under the Revolving Facility to fund the redemption of the Securities.

The Facilities mature on December 2, 2025 (the “Maturity Date”).

At the Company’s election, loans under the Facilities will bear interest at an alternative base rate or an adjusted LIBO rate, plus an applicable margin subject to the Pricing Grid below, with respect to the Revolving Facility and the Term Facility.

PRICING GRID

TIER LEVEL	Consolidated Net Leverage Ratio	Revolver Eurodollar Applicable Margin	Revolver ABR Applicable Margin	Term Loan Eurodollar Applicable Margin	Term Loan ABR Applicable Margin	Commitment Fee
I	˂ 2.00 to 1.0	2.75	1.75	2.75	1.75	40 bps
II	< 3.0 to 1.0 but ≥ 2.0 to 1.0	3.00	2.00	3.00	2.00	45 bps
III	≥ 3.0 to 1.0	3.25	2.25	3.25	2.25	50 bps

The Facilities will be secured by a first-priority security interest in substantially all of the Company’s and its subsidiaries’ assets under an Amended and Restated Security Agreement among the Company, its subsidiaries and JPMorgan Chase (the “Security Agreement”). The Revolving Facility has no scheduled principal amortization until the Maturity Date. The Term Facility has quarterly installments of principal amortization in an aggregate amount for each 12-month period following the Closing Date as set forth below:

Loan Year	Amount

1	$10,000,000
2	$15,000,000
3	$15,000,000
4	$20,000,000
5	$20,000,000

Subject to the terms set forth in the Credit Agreement, the Company may borrow, repay and reborrow the Revolving Facility at any time prior to the Maturity Date and may prepay the Term Facility at any time without penalty or premium, subject to limitations as to minimum amounts of prepayments and customary indemnification for breakage costs in the case of prepayment of Eurodollar Loans other than on the last day of a related interest period.

The Credit Agreement contains customary representations and warranties, conditions to funding, covenants and events of default.

The Credit Agreement contains covenants that, among other things, limit the Company’s and its restricted subsidiaries’ ability to: (i) incur or guarantee additional indebtedness; (ii) pay dividends, make other distributions or repurchase or redeem capital stock; (iii) prepay, redeem or repurchase certain indebtedness; (iv) make loans and investments; (v) sell, transfer or otherwise dispose of assets; (vi) incur or permit to exist certain liens; (vii) enter into certain types of transactions with affiliates; (viii) enter into agreements restricting the Company’s subsidiaries’ ability to pay dividends; and (ix) consolidate, amalgamate, merge or sell all or substantially all of their assets; subject, in all cases, to certain specified exceptions. Such limitations have various baskets as set forth in the Credit Agreement.

The foregoing description of the covenants under the Credit Agreement and the Security Agreement is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement and the Security Agreement (in each case including the exhibits thereto), copies of which are attached hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K (this “Report”) and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated December 2, 2020.
10.2	Security Agreement dated December 2, 2020.
10.3	Press Release of ORBCOMM dated December 2, 2020.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By	/s/ Christian Le Brun
Name:	Christian Le Brun
Title:	Executive Vice President, General Counsel and Secretary Officer
Date:	December 2, 2020